Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces the Transfer of its Listing of Common Stock from the Nasdaq Global Market to the Nasdaq Capital Market

Company provided additional time to meet listing standards

WATERTOWN, Mass., October 28, 2008 — Acusphere, Inc. (NASDAQ:ACUS) today announced that the Nasdaq Hearings Panel has approved its request to transfer its common stock to the Nasdaq Capital Market, under the same trading symbol, ACUS, effective at the open of the market on Wednesday, October 29, 2008. Acusphere’s common stock is currently traded on the Nasdaq Global Market.

The listing transfer is part of the Company’s plan of compliance as presented to the Nasdaq Hearings Panel in September 2008 in connection with the Company’s appeal of the Nasdaq Global Market delisting notice it received on July 14, 2008.  The Company fails to meet NASDAQ’s minimum bid price requirement of $1.00 and NASDAQ’s $10.0 million stockholders’ equity requirement for continued listing on the Nasdaq Global Market. Once Acusphere’s common stock is transferred to the Nasdaq Capital Market, it will have until December 31, 2008 to have at least $2.5 million in stockholders’ equity or demonstrate compliance with one of the alternative listing criteria, including $35.0 million in market capitalization for a minimum of ten consecutive trading days.  Based upon the current common stock outstanding, Acusphere could meet the market capitalization criteria with a stock price of $0.71 or higher.  Acusphere has until April 17, 2009 to achieve a closing bid price of $1.00 or more for a minimum of ten consecutive trading days.  If Acusphere does not satisfy these requirements, its common shares may be delisted from The Nasdaq Stock Market LLC.

Sherri C. Oberg, President and Chief Executive Officer of Acusphere, said, “We are very pleased that NASDAQ has approved our appeal to retain our listing on The Nasdaq Stock Market LLC. We appreciate the additional time to demonstrate compliance with the applicable listing standards, and we are completely focused on executing our business strategy, which we are confident will assist us in meeting this goal.”

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

 “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding, whether the Company will be able to maintain the listing requirements of the Nasdaq Capital Market, the efficacy, safety and tolerability of Imagify, the NDA submission for Imagify and likelihood of regulatory approval, the commercial opportunity for Imagify, the commercial opportunity for other product candidates and other business development efforts. There can be no assurance that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended June 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact:
Lawrence A. Gyenes, Chief Financial Officer	Investors:
617-648-8800	Tel: (617) 925-3444
Email: IR@acusphere.com
Acusphere, Inc.